AMENDMENT NO. 1 TO THE RIGHTS AGREEMENT

THIS AMENDMENT NO. 1 TO THE RIGHTS AGREEMENT (the "Amendment"), dated as of May 10, 2010, is made between Gateway Energy Corporation, a Delaware corporation (the "Company"), and American Stock Transfer and Trust Company, LLC, as agent (the "Rights Agent").

W I T N E S S E T H

WHEREAS, the Company and the Rights Agent are parties to a Rights Agreement originally entered into February 26, 2010 (the "Rights Agreement");

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent may from time to time supplement or amend the Rights Agreement in accordance with the provisions of Section 27 thereof; and

WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company and its stockholders to amend the Rights Agreement pursuant to Section 27 to cause the Rights Agreement to expire if it is not approved by the stockholders on or before May 10, 2011;

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

1. Section 7(a) of the Rights Agreement is hereby deleted in its entirety and is hereby replaced with the new Section 7(a) which reads as follows:

(a) Subject to Section 7(e) hereof, the record holder of any Rights Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein including, without limitation, the restrictions on exercisability set forth in Section 9(c), Section 11(a)(iii), Section 23(a) and Section 24(b) hereof) in whole or in part at any time after the Distribution Date upon surrender of the Rights Certificate, with the form of election to purchase and the certificate on the reverse side thereof duly executed, to the Rights Agent at the office or offices of the Rights Agent designated for such purpose, along with a signature guarantee and such other and further documentation as the Rights Agent may reasonably request, together with payment of the aggregate Purchase Price with respect to the total number of one ten-thousandths of a share of Preferred Stock (or, following the occurrence of a Triggering Event, Common Stock or other securities, cash or other assets, as the case may be) as to which such surrendered Rights are then exercisable, at or prior to the earlier of (i) the Close of Business on the tenth anniversary of the date hereof, (ii) the Close of Business on May 10, 2011, unless prior thereto this Agreement is approved by holders of a majority of the shares of Common Stock present, in person or by proxy, at a meeting of stockholders duly called and held (the earliest of (i) and (ii) being herein referred to as the "Final Expiration Date"), (iii) the time at which the Rights are redeemed as provided in Section 23 hereof (the "Redemption Date"), (iv) the time at which such Rights are exchanged as provided in Section 24 hereof, (v) the consummation of a transaction contemplated by Section 13(d) hereof (the earliest of (i), (ii), (iii), (iv) and (v) being herein referred to as the "Expiration Date").

2.           Upon the effectiveness of this Amendment, each reference in the Agreement to "this Agreement," "hereunder," "hereof," and "herein" shall mean and be a reference to the Agreement as amended hereby.  Except as specifically amended above, all of the terms, conditions and covenants of the Agreement shall remain unaltered and in full force and effect and shall be binding upon the parties thereto in all respects and are hereby ratified and confirmed.

3.            (a)           This Amendment may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

(b)           THIS AMENDMENT SHALL BE GOVERNED BY AND  CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, AS APPLIED TO CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF DELAWARE, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

(c)           If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction.  It is hereby stipulated and declared to be the intention of the parties hereto that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

GATEWAY ENERGY CORPORATION

By:	/s/ Robert Panico
Robert Panico, President and Chief Executive Officer

AMERICAN STOCK TRANSFER AND TRUST COMPANY, LLC, as Rights Agent

By:	/s/ Carlos Pinto
Carlos Pinto, Vice President

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